GUINNESS ATKINSON FUNDS

FORM OF

SHAREHOLDER SERVICING AGREEMENT

We, Guinness Atkinson Funds (the “Trust”), wish to enter into this Shareholder Servicing Agreement with the undersigned Financial Intermediary (“you”) concerning the provision of support services to your clients (“Clients”) who may from time to time beneficially own shares of the series that we offer (each a “Fund”), as set forth in Schedule I, as amended from time to time.

The terms and conditions of this Servicing Agreement are as follows:

Section 1.  You agree to provide personal or account maintenance services to Clients who may from time to time beneficially own shares to the extent permissible under applicable statutes, rules and regulations. Such services will include some or all of the following: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders’ other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as the Fund may reasonably request to the extent that you are permitted to do so under applicable statutes, rules and regulations.

Section 2.  You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

Section 3.  Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the shares except those contained in our then current prospectuses and statement of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 4.  For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 5.  In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 0.25% of the average daily net asset value of the shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the “Clients’ shares”), which fee will be computed daily (on the basis of 360-day year) and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients’ shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of shares, including the sale of shares to you for the account of any Client or Clients.

Section 6.  Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees (the “Board”), and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the Board concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7.  We may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 8.  By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients’ assets in shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; and (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of shares.

Section 9.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Board) or by you upon written notice to the other party hereto.

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Section 10.  All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

Section 11.  This Agreement will be construed in accordance with the laws of the State of California and is non-assignable by the parties hereto.

Section 12.  This Agreement has been approved by vote of a majority of the Board.

Section 13.   The names “Guinness Atkinson Funds” and the “Board of Trustees” refer respectively to the statutory trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed at the office of the Secretary of State of the State of Delaware. The obligations of “Guinness Atkinson Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property (as defined in the Trust Instrument), and all persons dealing with any class of shares of our must look solely to the Trust Property belonging to such class for the enforcement of any claims against us.

Section 14.  Each party agrees to preserve the confidentiality of any and all materials and information furnished by the other party in connection with this Agreement. The parties agree that the provisions of this section shall not apply to any information that is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; (d) required to be disclosed under applicable law, regulatory inquiry or judicial process; or (e) otherwise publicly available through no fault or breach by the receiving party.

Section 15.  In accordance with SEC Regulation S-P, neither party will disclose any “non-public personal information,” as defined in Regulation S-P, regarding any current or potential Fund shareholder; provided, however, that either party may disclose such information to any other person as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed, or as may be required by law. Both parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

Section 16.  You represent that you have policies, procedures and internal controls in place to ensure your compliance with the provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act (“AML Law”), that are applicable to you, and that you maintain a customer identification program, as required by section 326 of the USA PATRIOT Act, that includes reasonable procedures to determine whether such “Customers” (as such term is defined in said Section 326) who purchase shares are named on a list of prohibited countries, territories, entities and individuals maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (www.treas.gov/ofac). You agree to re-certify your AML representation to us on an annual basis.

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Section 17.  You hereby represent and warrant that: (i) you have and agree to maintain policies and procedures reasonably designed to identify and prevent Clients from abusive short-term trading (“market timing”) in connection with the purchase, exchange and sale of the Funds’ shares or in connection with engaging in arbitrage activity to the detriment of long-term investors in the Funds; (ii) you agree that is will not assist or facilitate market timing activity on behalf of Clients that results in excessive trading contrary to the Fund’s prospectus disclosure and you agree to cooperate with us to identify and prevent customers from such market timing or arbitrage activity; and (iii) you have internal controls and procedures in place that are reasonably designed to ensure that orders submitted by Clients for the purchase and redemption of a Fund’s shares are being processed in accordance with the terms of the Fund’s current Prospectus, including any redemption fees, as well as applicable law, rules and regulations regarding the handling of mutual fund orders on a timely basis.

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If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at 21550 Oxnard Street, Suite 750, Woodland Hills, California 91367.

Very truly yours,

GUINNESS ATKINSON FUNDS

Date: ____________________                                                   By: ________________________
(Authorized Officer)

Title: _______________________

Accepted and Agreed to:

FINANCIAL INTERMEDIARY

______________________________

(Name of Financial Intermediary)

Date: ____________________                           By: ___________________________
                                 (Authorized Officer)

                                 Title: __________________________

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SCHEDULE I

This Shareholder Servicing Agreement shall apply to the shares of the following series of Guinness Atkinson Funds:

1.	Guinness Atkinson Asia Focus Fund
2.	Guinness Atkinson China & Hong Kong Fund
3.	Guinness Atkinson Global Innovators Fund
4.	Guinness Atkinson Global Energy Fund

Effective as of May 1, 2005